Exhibit 21.1

LIST OF SUBSIDIARIES

Quintana Management LLC

Quintana Logistics LLC

Fearless Shipco LLC

King Coal Shipco LLC

Coal Glory Shipco LLC

Coal Age Shipco LLC

Iron Man Shipco LLC

Barbara Shipco LLC

Coal Pride Shipco LLC

Linda Leah Shipco LLC

Iron Beauty Shipco LLC

Kirmar Shipco LLC

Iron Vassilis Shipco LLC

Iron Fuzeyya Shipco LLC

Iron Bradyn Shipco LLC

Grain Harvester Shipco LLC

Santa Barbara Shipco LLC

Iron Bill Shipco LLC

Ore Hansa Shipco LLC

Iron Anne Shipco LLC

Iron Kalypso Shipco LLC

Grain Express Shipco LLC

Iron Knight Shipco LLC

Coal Gypsy Shipco LLC

Pascha Shipco LLC

Coal Hunter Shipco LLC

Iron Lindrew Shipco LLC

Iron Brooke Shipco LLC

Iron Manolis Shipco LLC

Iron Miner Shipco LLC

Lowlands Beilun Shipco LLC

Iron Endurance Shipco LLC

Christine Shipco LLC*

Hope Shipco LLC**

Lillie Shipco LLC**

Fritz Shipco LLC**

Benthe Shipco LLC**

Gayle Frances Shipco LLC**

Iron Lena Shipco LLC**

*	42.8% owned by the Company
**	50% owned by the Company